Hayward Acquires ChlorKing, a Leader in Commercial Pool Water Sanitization
Acquisition enhances Hayward’s innovative portfolio for sustainable and energy-efficient Commercial and Residential pool technology

CHARLOTTE, N.C. – June 26, 2024 – Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward” or the “Company”), a global designer, manufacturer, and marketer of a broad portfolio of pool equipment and outdoor living technology, announced today the acquisition of ChlorKing®, a U.S. market leader in commercial pool saline chlorinators and UV disinfection systems. This strategic acquisition advances Hayward's technology for commercial swimming pool water treatment, broadens its commercial product offering, and underscores its commitment to enhancing leadership in sustainable water management and treatment.
ChlorKing is renowned for its leadership in on-site chlorine generation, commercial saline systems and UV disinfection systems for sanitizing swimming pools and other recreational bodies of water.
“We are thrilled to welcome the ChlorKing team to Hayward. Under Steve Pearce’s leadership, ChlorKing has established itself as a leader in commercial pool and recreational water treatment. This acquisition emphasizes our commitment to embracing technology that delivers sustainable, energy-efficient, and easy-to-use solutions for commercial pool operators and residential homeowners. We look forward to working with the many loyal customers and partners ChlorKing has developed, and to offering them additional Hayward Commercial products as we continue to grow in this important industry space,” said Kevin Holleran, president and CEO of Hayward.
ChlorKing is a rapidly growing player in commercial UV disinfection systems. Key ChlorKing products include commercial saline chlorinators, NEXGEN™ on-site chlorine generators, and SENTRY UV™ disinfection systems.
“Joining forces with Hayward represents a significant milestone for ChlorKing,” said Steve Pearce, president and CEO of ChlorKing. “We have more than 17,000 commercial swimming pool and water park installations worldwide, and this partnership will enable us to bring our technologies to an even broader audience. Together, we will continue providing the safest sanitization systems available, helping lower annual operating costs and enhancing water safety for our customers.”
ChlorKing’s NEXGEN chlorine generators are the first of their kind to produce pH-neutral chlorine on-site. The line uses the swimming pool as the source water. Additionally, ChlorKing offers the HYPOGEN® line of hypochlorous acid on-site generators suitable for various industries, including agriculture, food processing, and general disinfection of hard surfaces.
“We are excited to welcome ChlorKing, its team and customers to Hayward,” John Collins, Hayward’s Senior Vice President and Chief Commercial Officer, said. “Since 1999, this company has constantly driven innovation in the commercial pool space. We are looking forward to joining with ChlorKing, learning from their expertise and working with them to continue that great legacy.”
ChlorKing will continue operating from its current location in Atlanta, Georgia. The facility includes all manufacturing, product support, and administrative operations.

About Hayward Holdings, Inc.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool and outdoor living technology. With a mission to deliver exceptional products, outstanding service and innovative solutions to transform the experience of water, Hayward® offers a full line of energy-efficient and sustainable residential and commercial pool equipment including pumps, filters, heaters, cleaners, sanitizers, LED lighting, and water features all digitally connected through Hayward’s intuitive IoT-enabled SmartPad™.
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Source: Hayward Holdings, Inc.